Exhibit 10.2
Amended and Restated Sublicense Agreement, dated as of June 15, 2006, by and between Xethanol Corporation and H2Diesel, Inc

AMENDED AND RESTATED SUBLICENSE AGREEMENT

This Amended and Restated Sublicense Agreement (the "Agreement") is made by and between H2Diesel, Inc., a Delaware corporation (hereinafter "Sublicensor") and Xethanol Corporation, a Delaware corporation (hereinafter "Sublicensee"), as of the 15th day of June, 2006 (the “Effective Date”).

WHEREAS, Sublicensor and Sublicensee are parties to a Sublicense Agreement entered into as of the 14th day of April, 2006, pursuant to which Sublicensor granted a license to Sublicensee with respect to intellectual property rights relating to a certain chemical additive for use in making bio-fuel for internal combustion engines (the “Additive”); and

WHEREAS, the parties desire to amend and restate the terms of said Sublicense Agreement effective retroactively as of the date of said Sublicense Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and terms expressed herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parties hereby agree, covenant, and undertake as follows:

1. DEFINITIONS. In addition to other capitalized terms defined elsewhere herein, the following terms as used in this Agreement shall have the meanings set forth below:

“Actual Cost” shall be the price per applicable quantity unit of the Additive which shall be equal to Sublicensor’s actual cost of raw materials used in making that quantity of the Additive as determined in accordance with generally accepted accounting principles (“GAAP”), plus ten percent (10%). As of the date of this Agreement Sublicensor’s actual cost of the raw materials for the Additive in solid form is not more than 10 cents ($0.10) per Gallon of biodiesel fuel producible in accordance with the blending formulations currently forming part of the Know-How to be provided to Sublicensee under this Agreement.

“Affiliate” shall mean any person or entity directly or indirectly Controlling or having the power to Control, or Controlled by or being under common Control with another person or entity.

“Consolidated Entity” shall mean an entity the financial results of which are consolidated with those of Sublicensor for financial accounting purposes in accordance with GAAP.

“Control” means the direct or indirect possession of power to direct or cause the direction of the management or policies of such party, whether through ownership of stock or other securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of an entity shall be conclusive evidence that control exists.

“Exclusive License Agreement” means the Exclusive License Agreement between Ferdinando Petrucci as Licensor and Sublicensor as Licensee, dated March 28, 2006.

“Gallon” shall mean a liquid unit equal to 4 quarts or 3.785 liters.

“Improvement” shall mean any enhancement, refinement, discovery, invention, trade secret or additional technology, whether patentable or non-patentable under the laws of any country (including, without limitation, any test or other proprietary data, experience, methods, processes, know-how, new apparatus, equipment, machinery, Products, specifications, designs and information) of or related to the Know-How licensed hereunder, the Additive or any Product developed, conceived or otherwise arising after the date hereof.

“Know-How” shall mean technical information, including without limitation trade secrets, whether or not patentable, relating to, used in, or useful in connection with, the use of the Additive for production of a Product (as defined below) for internal combustion engines, including, without limitation, suggested chemical plant configurations, plans and formulation(s) for blending of the Additive with other raw materials to create a Product.

“License” shall mean the license granted in Section 2 hereof.

“Licensor” means Ferdinando Petrucci.

“Patent Rights” shall mean all claims of such patent applications and issued patents that are directed to the Additive, production of the Additive, Know-How or Improvements (each as defined herein) hereafter filed or issued to which Sublicensor may acquire rights during the term of this Agreement.

“Product(s)” shall mean any fuel or chemical which is manufactured using the Additive.

“Specifications” shall mean the specifications applicable to the use of the Additive to produce Products and the performance of those Products, as proposed by Sublicensor in good faith and reasonably agreed to by Sublicensee from time to time. The Specifications shall at all times reflect the best commercial product being delivered by Sublicensor to Sublicensee or any other party or being used by Sublicensor for its own account.

“Territory” shall mean the geographic areas defined in Annex A.

2. SUPPLY OF THE ADDITIVE FOR USE IN PRODUCTION OF PRODUCTS; GRANT OF SUBLICENSE

2.1  Sublicensor agrees to supply the Additive to Sublicensee for use solely in manufacturing Products made with the Additive blended therein while this Agreement is in effect. The parties acknowledge and agree that the Additive as well as Products utilizing the Additive have not yet been mass produced by either party and that therefore the parties will work cooperatively so that as Sublicensee’s capacity to produce Products is established and increases over time, Sublicensor can increase its capacity to produce sufficient quantities of the Additive to supply Sublicensee’s requirements for same. In furtherance thereof, Sublicensee shall inform Sublicensor when Sublicensee commences construction of manufacturing facilities for Products as well as the timeframe for such facilities to commence production of Products and will notify Sublicensor reasonably in advance of such facilities actually commencing production of Products to enable Sublicensor to coordinate its production capacity for the Additive accordingly to meet Sublicensee’s supply needs for same. Additionally, Sublicensee shall thereafter notify Sublicensor reasonably in advance of any increases in its Product production capacity to enable Sublicensor to increase its Additive production capacity such that Sublicensor can maintain a level of Additive production capacity sufficient to supply one hundred ten percent (110%) of Sublicensee’s needs for supply of the Additive. Subject to such cooperation, Sublicensor agrees to supply all of the Additive required to fill all of Sublicensee’s orders for same; provided, however, that, unless Sublicensor determines otherwise, in no event shall orders for the Additive be made or accepted until Sublicensor (or its designated supplier) has commenced manufacturing of the Additive and all required regulatory and other legal approvals and requirements have been obtained and/or satisfied. Quantities of the Additive to be supplied to Sublicensee shall be confirmed to Sublicensee after the receipt by Sublicensor of a purchase order for same from Sublicensor shall undertake commercially reasonable efforts to fill orders within the timeframe specified in such order; provided, however, that Sublicensor shall not have any liability for failure to ship orders for the Additive within such timeframe due to circumstances beyond its control. The purchase price for the Additive to be paid by Sublicensee shall be equal to the lesser of (a) Sublicensor’s then current Actual Cost or (b) the lowest price charged by Sublicensor to any other third party purchaser of Additive which is not an affiliate of Sublicensor, unless (c) another price is determined by mutual agreement of Sublicensor and Sublicensee. In addition to the applicable purchase price, Sublicensor shall be entitled to separately invoice for, and Sublicensee shall pay, all sales, use, excise, value added, gross receipts, turnover and other taxes and charges imposed by law or required to be paid or collected by Sublicensor in connection with the purchase, delivery, sale or use of the Additive pursuant to this Agreement, excluding taxes based on Sublicensor’s net income. All payments relating to purchases of the Additive shall be due to Sublicensor from Sublicensee within thirty (30) days after the date on which the ordered Additive is shipped to Sublicensee. Payments shall be made by check or wire transfer or as otherwise specified by Sublicensor in the invoice for the applicable shipment. Each order shall constitute an independent transaction and Sublicensee shall pay the invoice for each such transaction strictly in accordance with these payment terms. All orders for the Additive shall be deemed to incorporate the warranty disclaimers, limitations of liability and other applicable terms of this Agreement, and shall be nonreturnable and the price paid nonrefundable unless the Additive does not meet the Specifications for the Additive in effect at the time of order. Sublicensee shall designate the shipping method and pay all costs incurred in connection with shipment of the Additive to Sublicensee’s designated destination, including the cost of the shipper and any in transit insurance (which shipping costs shall be paid directly by Sublicensee and not as reimbursement to Sublicensor). Risk of loss with respect to orders of the Additive purchased and sold hereunder shall pass to Sublicensee at the time that the order is deposited with Sublicensee’s designated shipper. No less often than every calendar quarter while this Agreement is in effect, Sublicensee shall provide to Sublicensor forecasts of Sublicensee’s anticipated Additive purchase requirements. Without Sublicensor’s prior written consent or unless Sublicensor fails to fulfill its obligations to provide Additive pursuant to this Agreement, Sublicensee may not procure the Additive from any third party other than Sublicensor or a Sublicensor designated supplier or produce the Additive.

2.2 Subject to the terms and conditions of this Agreement, Sublicensor hereby grants to Sublicensee while this Agreement in effect, a non-transferable, exclusive license, with no right to grant sub-sublicenses other than to (a) any holding company formed to hold all of the equity interests in Sublicensor and any wholly owned subsidiaries of Sublicensee or such holding company and (b) entities in which it has an equity interest (determined in accordance with GAAP) of not less than twenty percent (20%) and which are not competitors of Sublicensor (it being understood that an entity that produces Product using the Additive and sells such Product shall not be deemed by reason thereof to be a competitor of Sublicensor), provided that any such holding company, subsidiary or other entity agrees in writing to observe all of the obligations and limitations set forth under this Agreement, including the payment of Royalties, and Sublicensee guarantees performance of such obligations by such other party, under the Patent Rights and under the Know-How to make, cause to be made, use and sell any Product in the Territory and the non-exclusive right to sell any Product anywhere else within North America, namely, the United States of America, its possessions and territories, Canada and Mexico), Central America (namely, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama), and Caribbean countries (namely, Antigua & Barbuda, Aruba, Bahamas, Cayman Islands, Cuba (currently subject to U.S. embargo), Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, St. Kitts & Nevis, St. Lucia, St. Vincent and the Grenadines, Trinidad & Tobago, Turks & Caicos Islands, and Virgin Islands). Sublicensee shall not engage any third party to make any Product without the prior written approval of Sublicensor, which approval shall not be withheld or delayed unreasonably, and shall not directly or indirectly re-sell the Additive or any Product which has the Additive as a component outside the Territory. In the event that Sublicensor acquires rights in South America under Section 1(c) of the License, the permitted non-exclusive resale territory shall be expanded to include South America (namely, Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, French Guiana, Guyana, Peru, Suriname, Uruguay and Venezuela), but specifically excluding Paraguay.

Sublicensee shall undertake reasonable efforts to ensure compliance with the foregoing restrictions, including, without limitation, imposing contractual restrictions in connection with its sale of Products to third parties. Sublicensee shall handle and treat all Know-How provided hereunder with the highest degree of secrecy and care in accordance with the requirements of Section 18.8 hereof. Sublicensee shall not reproduce or provide access to any of the Know-How to any person except as necessary to perform its obligations hereunder, or in the exercise of its right to engage others to make the Product if approved by Sublicensor as provided above, and any such person receiving disclosure of any Know-How pursuant hereto shall be required to comply with the confidentiality obligations imposed herein with respect to same, with Sublicensee remaining fully responsible for such compliance. Sublicensee shall not directly or indirectly reverse engineer, attempt to reverse engineer or otherwise attempt to derive the formula or other trade secrets with respect to the Additive, or assist or permit others to do so.

2.3 Sublicensor shall use its commercially reasonable efforts on a continual basis throughout the term of this Agreement to make Improvements to the Additive and shall use all such improvements that result in an improvement in the Additive or the performance of the Product in the production of the Additive.

2.4 Sublicensee shall be jointly and severally obligated with Sublicensor and liable to Licensor for all of the obligations of Sublicensor to pay royalties under the Exclusive License Agreement, to the extent that such obligations arise from the exercise by Sublicensee of the rights granted to it in this Agreement; provided, however, that Sublicensee shall have no obligation to make any payments to Licensor in excess of the unpaid Royalty payments due from Sublicensee to Sublicensor at the relevant time.

2.5 This Agreement creates no relationship of partnership, joint venture, employment, franchise, or agency between the parties. This Agreement shall not constitute the designation of either party as the representative or agent of the other, nor shall either party to this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party, without the other party’s prior written consent and approval.

2.6 Sublicensee agrees not to contest, challenge or attack the ownership of the intellectual property rights relating to the Additive, the Know-How or anything else provided by Sublicensor hereunder, or Sublicensor's right to grant licenses or sublicenses to use same on whatever terms and conditions acceptable to Sublicensor in its sole and absolute discretion, or assist others in doing any of same.

3. ROYALTIES

3.1 In consideration of the grant of license hereunder, Sublicensee agrees to pay to Sublicensor a royalty per Gallon of Product sold directly or indirectly by or through Sublicensee, its agents, affiliates, subsidiaries and permitted sub-sublicensees, equal to the lesser of (a) ten U.S. cents ($0.10) and (b) the lowest royalty per Gallon of Product that is charged as a royalty to any other third party that is not a Consolidated Entity, which third party is licensed or otherwise authorized to make or sell any fuel or chemical using the Additive (the “Royalties”).

3.2 In the first twelve (12) months from the date on which (a) Sublicensor notifies Sublicensee that it is able to produce and deliver to Sublicensee Additive conforming to the Specifications in quantities that are necessary to meet Sublicensee’s requirements (and provided that Sublicensor is in fact then able to do so), and (b) Sublicensor provides Sublicensee with the necessary technical and engineering specifications for a process plant to produce the Products (the “Trigger Date”), Sublicensee shall be obligated to pay Royalties with respect to at least twenty million (20,000,000) Gallons of Products (the “Initial Mandatory Minimum Sales”). The mandatory minimum sales with respect to which Royalties are required to be paid shall increase by ten million (10,000,000) Gallons of Products for each subsequent twelve (12) month period following the first anniversary of the Trigger Date while this Agreement is in effect as compared to the mandatory minimum for the immediately prior twelve (12) month period (the “Follow-On Mandatory Minimum Sales”). For example, the Follow-On Mandatory Minimum Sales for the twelve (12) month period commencing twelve (12) months after the Trigger Date shall be thirty million (30,000,000) Gallons of Products, and so on. Sublicensee’s obligation to pay Royalties on the Initial Mandatory Minimum Sales is irrevocable, whether or not Sublicensee actually achieves such Initial Mandatory Minimum Sales. In the event that Sublicensee fails to achieve the Initial Mandatory Minimum Sales requirement or the Follow-On Mandatory Minimum Sales requirements in any period during the first two (2) twelve (12) month periods after the first anniversary of the Trigger Date, Sublicensor shall have the right, at its option, to either terminate this Agreement and Sublicensee’s rights hereunder or convert Sublicensee’s exclusive rights hereunder to non-exclusive rights (in addition to its right to payment of the Royalties payable on the Initial Mandatory Minimum Sales) unless Sublicensee shall pay the difference between the amount of Royalties actually due for such period under this Agreement and the amount of Royalties that would have been due had Sublicensee sold the minimum amounts required as set forth above during such period, within the time provided herein for payment of Royalties for such period (the “Cure Right”). In the event that Sublicensee fails to achieve the Follow-On Mandatory Minimum Sales for the fourth twelve (12) month period after the Trigger Date or any subsequent twelve (12) month period while this Agreement is in effect, Sublicensee’s exclusive rights shall automatically be converted to non-exclusive, unless Sublicensee exercises the Cure Right with respect thereto. If Sublicensee shall elect, in its sole discretion, not to exercise the Cure Right with respect to a failure to achieve the Follow-On Mandatory Minimum Sales for any twelve (12) month period after the first two (2) twelve (12) month periods after the first anniversary of the Trigger Date, then the obligation of Sublicensee to pay Royalties based upon Follow-On Mandatory Minimum Sales for any subsequent period, commencing with the period as to which the Cure Right was not exercised, shall also terminate.

3.3 All Royalties shall be paid by Sublicensee to Sublicensor on a quarterly basis, with all Royalties payable with respect to sales of Products in a particular calendar quarter due within thirty (30) days after the end of the calendar quarter in which sales of Products caused such Royalties to be accrued. Royalty amounts not paid when due shall accrue interest at the rate of one and one-half percent (1 1/2%) per month or the highest rate permitted by law, whichever is less, until paid in full. Each such payment shall be accompanied by an accounting statement, which shall include:

(i) the quantity of Products sold; and

(ii) the total of all Royalties payable to Sublicensor.

3.4 Sublicensee shall keep proper books of account showing sales of Products. Sublicensor's designated auditing firm shall have access to the books and records of Sublicensee once per twelve (12) month period to independently determine the amount of Royalties payable hereunder, but for no other purpose. All information obtained by Sublicensor and its auditing firm shall be kept strictly confidential by Sublicensor and its auditing firm; provided that such information may be used by Sublicensor and its counsel in enforcing its rights under this Agreement. In the event that an underpayment of Royalties in excess of five percent (5%) of the total Royalties that should have been paid is determined to have occurred, Sublicensee shall promptly pay to Sublicensor the amount of the deficiency together with interest accrued thereon, as well as the expenses incurred by Sublicensor in connection with verifying Royalty payments pursuant hereto.

4. RETENTION OF RIGHTS. Notwithstanding any other provisions herein, Licensor, Sublicensor and Sublicensor's other sublicensees will have the absolute, right to use the technology covered by the Patent Rights and Know-How and all Improvements thereof, for conducting research and for any other purposes permitted pursuant to the Exclusive License Agreement or any valid sublicense agreements.

5. OWNERSHIP OF IMPROVEMENTS; PATENT PROSECUTION. Sublicensee acknowledges and agrees that, except as otherwise expressly provided below, Sublicensor shall own the intellectual property rights with respect to any Improvements that are developed by or for Sublicensee. In the event that Sublicensee, or any person employed or engaged by Sublicensee (including any person employed or engaged by any entity engaged by Sublicensee), develops or creates Improvements, Sublicensee promptly shall offer to, and upon Sublicensor’s acceptance, shall assign, or shall cause any and all such persons to grant back and assign, to Sublicensor or Sublicensor’s designated Affiliate, free of charge, all rights of ownership in such Improvements, whether such Improvements are patentable or non-patentable under the laws of any country. Sublicensee shall retain a right to use such Improvements solely in accordance with the license and other terms of this Agreement, provided that Sublicensee treats the Improvements with the same obligations of secrecy and care that apply to Know-How and Confidential Information. Sublicensee hereby agrees to assist Sublicensor in any manner as shall reasonably be requested by Sublicensor to evidence, perfect and protect Sublicensor’s rights with respect to the Know-How and the Additive and Sublicensor’s ownership of intellectual property rights with respect to Improvements and to execute and deliver such legal instruments and other documents as Sublicensor may reasonably request in connection therewith, including, but not limited to, declarations of inventorship, powers of attorney and assignment documents. Sublicensee will at any time, including after termination of this Agreement, upon request, communicate to Sublicensor, its successors, assigns, or other legal representatives, such facts relating to any Improvements as may be known to the Sublicensee, and to testify, at Sublicensor’s or such successors’, assigns’ or other legal representatives’ expense, as to the same in any interference or other legal proceeding related thereto. Sublicensee will make and maintain adequate and current written records and evidence of all Improvements, all of which shall be provided to Sublicensor upon request and upon the termination of this Agreement, regardless of the reason for such termination, and shall not be disclosed to any third party without the prior written consent of Sublicensor. Sublicensee will not incorporate or allow to be incorporated into any Improvement anything which is subject to the intellectual property rights of any third party, unless Sublicensee has the right to copy and incorporate such material.

As between Sublicensor and Sublicensee, Sublicensor, and not Sublicensee, shall be responsible for prosecuting all United States patent applications, and foreign patent applications in such foreign jurisdictions as Sublicensor chooses, with respect to Improvements, the Know-How, the Additive and any Product, and for taking action at its discretion as shall perfect or effect its title to the Patent Rights. If Sublicensor shall elect not to take any action to perfect, effect or maintain any Patent Right with respect to an Improvement, it shall give Sublicensee prompt (and in any event not less that thirty days prior to the last date on which such action may be taken) notice of its election not to do so, and Sublicensee may take such action, at its own expense; provided, however, that if Sublicensee’s efforts to perfect, effect or maintain any Patent Right are successful, then Sublicensor shall reimburse Sublicensee for the reasonable costs of such action from any royalties or other revenues derived by Sublicensor attributable to the perfection effectuation or maintaining of any such Patent Right. Sublicensor shall cooperate with Sublicensee in all respects as Sublicensee may reasonably request in connection with the taking of any such action.

Notwithstanding the foregoing, the requirements of this Section 5 shall not apply to new developments with respect to vegetable oil feedstock processes, or any know-how, designs or other information relating to the design, construction or operation of plants or other facilities for the production of Products developed independently by Sublicensee, which shall be owned by Sublicensee; provided, however, that Sublicensee shall disclose any such developments to Sublicensor and Sublicensor shall have a perpetual royalty-free nonexclusive license to use such developments in connection with its own business with rights to sublicense same to its other sublicensees, subject, however, to an obligation of Sublicensor to pay Sublicensee all royalties that Sublicensee is obligated to pay to third parties as a result of Sublicensor’s exercise of its rights under this Section 5 plus an amount equal to 10 percent of such royalties.

6. PATENT INFRINGEMENT. Sublicensee shall promptly notify Sublicensor of all claims, allegations and notifications of infringement of third party patents involving any of the Products, the Additive, the Know-How or any Improvements. Sublicensor shall have no obligation or liability in the event that legal action is brought against Sublicensee for patent infringement. Such obligation and liability shall be borne by Sublicensee. Sublicensee may choose legal counsel and defend the patent infringement lawsuit.

7. PATENT MARKING. Sublicensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for any Products as needed to protect the patent and other intellectual property rights of Sublicensor and right for damages for infringement thereof.

8. TERM OF THE AGREEMENT. The Term of this Agreement shall commence on the Effective Date and end on the tenth (10th) anniversary of the Trigger Date (the "Term"), unless earlier terminated pursuant to Section 9. This Agreement shall automatically renew for additional successive one (1) year terms (each, a “Renewal Period”) unless a party is in default of its obligation at the end of the Term, in which case the non-defaulting party may elect not to renew this Agreement. In the event of renewal of this Agreement on the tenth (10th) anniversary of the Trigger Date and any renewal for additional one (1) year terms thereafter, the Royalty rate shall be increased or decreased on the renewal date, based on the GNP Implicit Price Deflator as published by the United States Department of Commerce (the “Index”) which is published immediately preceding the applicable adjustment date (the “Current Index”), by comparing the Current Index to the Index published immediately preceding Trigger Date (for the first adjustment) or the first day of the previous Renewal Period (for the adjustment with respect to each successive Renewal Period), as appropriate (the “Prior Index”). If the Current Index has increased over the Prior Index, then the Royalty rate shall be increased by the percentage amount by which the Current Index exceeds the Prior Index. If the Current Index has decreased as compared to the Prior Index, then the Royalty rate shall be decreased by the percentage amount by which the Current Index is less than Prior Index. In the event that the Current Index shall be unavailable on the applicable adjustment date, Sublicensee shall continue paying Royalties at the rate required for the preceding year until such time as the required adjustment is determined, at which time an accounting shall be made retroactive to the applicable adjustment date. If the Index is discontinued or revised, then such other governmental index or computation with which it is replaced or with which it is similar (as determined by mutual agreement of the parties) shall be used in order to obtain substantially the same result if the Index had not be discontinued or revised. Notwithstanding the foregoing, if the revised Royalty rate that is calculated in accordance with the provisions of this Section 8 for any Renewal Period exceeds the Royalty rate that is prescribed by Section 3.1(b), then the Royalty rate for such Renewal Period shall be the Royalty rate that is prescribed by Section 3.1(b).

9. TERMINATION

9.1 In addition to other termination rights mentioned elsewhere in this Agreement, Sublicensor may terminate this Agreement upon the occurrence of any of the following:

(i) A default in the payment of Royalties payable on the Initial Mandatory Minimum Sales, or in the payment of Royalties payable on the Follow-On Mandatory Minimum Sales required in the first three (3) twelve (12) month periods after the first anniversary of the Trigger Date (if Sublicensor elects not to convert Sublicensee’s exclusive rights hereunder to non-exclusive), or a default in the payment of any Royalties when due and payable, or a failure to submit to Sublicensor when due a true and complete accounting statement pursuant to Section 3.2 of this Agreement, which default or failure continues for a period of at least thirty (30) days after Sublicensor has given to Sublicensee written notice of such default or failure.

(ii) Sublicensor may also terminate this Agreement immediately by providing written notice to Sublicensee in the event that Sublicensee knowingly breaches the confidentiality, or non-transferability obligations contained herein or exceeds the scope of the license granted hereunder.

(iii) Immediately upon a material breach of any obligation of Sublicensee under this Agreement, which breach shall not have been cured with thirty (30) days after Sublicensor has given to Sublicensee written notice of such breach, in which notice Sublicensor shall have specified in reasonable detail the nature of such breach.

9.2 Upon termination of this Agreement regardless of the reason for termination, Sublicensee shall immediately cease and desist from further use of the rights licensed hereunder as well as further manufacture, distribution or sale of Products, except that, Sublicensor shall either repurchase all inventories of Additive then owned by Sublicensee, at the same price paid for same by Sublicensee, or permit Sublicensee to use such Additive to manufacture and sell Product until its inventory of Additive has been used in its entirety, provided that it pays Royalties timely with respect to such sales in accordance with this Agreement. When all inventories of Additive have been used by Sublicensee or delivered by Sublicensee to Sublicensor, then Sublicensee shall provide written certification of same together with payment of all Royalties remaining to be paid within ten (10) days after the disposition of all such inventories of Additive.

10. REMEDIES. Sublicensee acknowledges and agrees that any violation of this Agreement by Sublicensee would result in irreparable harm to Sublicensor. Accordingly, Sublicensee consents and agrees that, if Sublicensee violates any of the provisions of this Agreement, Sublicensor shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining Sublicensee from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

11. NOTICES, REPORTS AND PAYMENTS. Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either Party may from time to time designate in writing.

If Sublicensor to: H2Diesel, Inc.	If to Sublicensee: Xethanol Corporation
17698 Foxborough Lane	1185 Avenue of the Americas, 20th Floor
Boca Raton, Florida 33496	New York, New York 10036
Attention: Lee Rosen, CEO	Attention: Christopher d'Arnaud-Taylor, CEO
Telephone: (561) 702-5432	Telephone: (646) 723-4000
Facsimile: (212) 805-9425	Facsimile: (212) 656-1129

12. SEVERABILITY.  Should any term or provision of this Agreement be finally determined by a court of competent jurisdiction to be void, invalid, unenforceable or contrary to law or equity, the offending term or provision shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

13. CONTROLLING LAW, JURISDICTION AND VENUE.

13.1 The validity, construction, and interpretation of this Agreement shall be solely and exclusively governed by and construed in accordance with the laws of the State of New York, USA, excluding any otherwise applicable rules of conflict of laws that would cause the laws of another jurisdiction to apply.

13.2 The courts of the State of New York shall have sole and exclusive jurisdiction over the parties with respect to any legal proceedings brought by either party with respect to this Agreement. For implementation of this Agreement and all its consequences, each party waives such of its rights and privileges under any other law or legal system, such as the law of the place of performance, as is necessary to give effect to the term and conditions hereof. Each party hereby expressly consents to personal jurisdiction in the courts of the State of New York with respect to legal proceedings involving this Agreement, and expressly waives any right to object to such personal jurisdiction, or the convenience of such forum. In the event that there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of any attorney, either to enforce or terminate this Agreement, with or without arbitration, the non-defaulting party shall be entitled to collect from the defaulting party its reasonable attorneys fees and such other costs and expenses as are incurred by it in enforcing or terminating this Agreement. EACH PARTY ACKNOWLEDGES THAT A JURY TRIAL IS A CONSTITUTIONAL RIGHT BUT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

14. NEGATION OF CERTAIN WARRANTIES; SUBLICENSEE REPRESENTATIONS AND WARRANTIES

14.1 Nothing in this Agreement shall be construed as:

(i) a warranty or representation by Sublicensor as to the validity or scope of any of the Patent Rights (as the only Patent Rights are pending applications which have not yet been examined) or the usefulness, commercial viability or value of any of the Additive (as neither the Additive nor any Products containing the Additive have been mass produced or have received required regulatory approvals), the Patent Rights, Know-How or anything else provided or licensed hereunder; provided, however, that Sublicensor warrants to Sublicensee that the Additive and Products produced in accordance with the Specifications will at all times conform to the Specification and applicable regulations of the United States Department of Energy s then in effect, or

(ii) a warranty or representation other than it has no actual knowledge that any Products made, used, sold or otherwise disposed of under any license granted in this Agreement infringes or will infringe any patents of third parties; or

(iii) any obligation to furnish any Know-How not provided by Licensor to Sublicensor; provided that Sublicensor shall use its commercially reasonable efforts to obtain such Know-How from Licensor.

14.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SUBLICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SUBLICENSOR DOES NOT REPRESENT OR WARRANT THAT THE USE OF THE ADDITIVE SUPPLIED OR THE RIGHTS GRANTED HEREUNDER WILL RESULT IN PRODUCTS THAT ARE COMMERCIALLY VIABLE, BUT DOES WARRANT THAT THE ADDITIVE AS SUPPLIED TO SUBLICENSEE WILL CONFORM TO THE SPECIFICATIONS IN EFFECT AT THE TIME OF THE CORRESPONDING ORDER OF SUCH ADDITIVE.

14.3 Sublicensee represents and warrants to Sublicensor the following:

(i) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute, deliver and perform its obligations under this Agreement.

(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it has been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii) This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(iv) The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its performance of this Agreement does not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained or will not be obtained prior to Sublicensee’s commencement of manufacturing and sale of Products, or that will not be maintained during the Term. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between it and any third party, or any applicable law or regulation, or infringe or otherwise violate any third party right.

14.4 It shall be Sublicensee’s sole responsibility to comply with any and all applicable local, state, or federal laws and regulations with respect to the manufacture and sale of Products and Sublicensee shall obtain any required licenses, permits, and approvals at its sole cost and expense. Sublicensee shall provide Sublicensor with a copy of any required licenses, permits, and approvals, upon the written request of the Sublicensor.

14.5 Sublicensor represents and warrants to Sublicensee the following:

(i) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute, deliver and perform its obligations under this Agreement.

(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it has been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii) This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(iv) The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its performance of this Agreement does not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained or will not be obtained prior to Sublicensee’s commencement of manufacturing and sale of Products, or that will not be maintained during the Term. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between it and any third party.

15. INDEMNITY; LIMITATION OF LIABILITY

15.1 Sublicensee shall defend, indemnify and hold harmless Sublicensor and its partners, employees, officers, directors, stockholders and agents, and their respective successors, heirs and assigns (the "Indemnitees"), against all liabilities, demands, losses, costs, and expenses (including, without limitation, attorneys' fees) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warranty, or strict liability) for death, personal injury, illness, or property damage arising from Sublicensee's use, sale, or other disposition of any Products, or exercise of any of rights hereunder, except any such claims, suits, actions, demands or judgments that arise from a breach by Sublicensor of its agreements, representations and warranties with respect to the Additive set forth in this Agreement.

15.2 Sublicensee agrees, at its own expense, to provide attorneys reasonably acceptable to Sublicensor to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Notwithstanding the foregoing, any of the indemnified parties may participate with counsel of their own choosing at their expense.

15.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR WITH RESPECT TO THE ADDITIVE, THE KNOW HOW OR ANY PRODUCT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S LIABILITY HEREUNDER EXCEED THE TOTAL AMOUNT OF ROYALTIES PAID TO SUBLICENSOR BY SUBLICENSEE HEREUNDER FOR THE TIME PERIOD OR TRANSACTIONS GIVING RISE TO THE PARTICULAR CLAIM.

16. NON-TRANSFERABILITY

This Agreement shall not be assignable or otherwise transferable by Sublicensee except in connection with (a) any transaction the purpose of which is to reorganize the corporate structure of Sublicensee, reincorporate Sublicensee in another jurisdiction or undertake any other action which does not materially affect the ownership and control of Sublicense at the time of such transaction and (b) any transfer (whether by sale, merger or otherwise) of all of the stock or assets of Sublicensee or of that portion of the business of Sublicensee in which this Agreement and the rights conveyed hereby are used, other than any such transfer of this Agreement to a competitor of Sublicensor and provided that such assignee, acquiror or resulting person shall assume all of the obligations of Sublicensee hereunder and that no such assignment shall relieve Sublicensee of any of its obligations hereunder. Sublicensor may freely assign this Agreement to an Affiliate or in connection with a sale of all or substantially all of its assets or stock (whether by sale, merger, or otherwise), provided that such assignee, acquiror or resulting person shall assume all of the obligations of Sublicensor hereunder and that no such assignment shall relieve Sublicensor of any of its obligations hereunder.

17. MISCELLANEOUS

18.1 Entire Agreement. The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement, together with the Investment Agreement entered into as of the 14th day of April, 2006 by and among Crestview Capital Master, LLC, TOIBB Investment, LLC, Sublicensor and Sublicensee, as amended, and the Management Services Agreement entered into on the same date by and between Sublicensor and Sublicensee constitute the full, complete and exclusive statement of the agreements between them and supersedes all proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement, including specifically, but without limitation, the Sublicense Agreement entered into by the parties as of the 14th day of April, 2006 which is superseded by this Agreement effective retroactively as of said date.

18.2 Modifications. No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party against which enforcement is sought.

18.3 Waiver. Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

18.4 Currency; Days; Time of the Essence. All monetary amounts referred to herein are in U.S. Dollars and all references to days mean calendar days. Time is of the essence in the performance of each and every obligation and covenant imposed by this Agreement.

18.5 Binding Agreement. This Agreement shall be binding not only upon the parties hereto, but also upon their respective successors and permitted assigns.

18.6 Expenses. Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the performance of the various provisions of this Agreement shall be paid by the party who incurred the expense.

18.7 Survival. All covenants, agreements, representations, warranties, indemnities and provisions of this Agreement which by their nature are intended survive the termination of this Agreement (including, without limitation, Sections 1, 2.4, 2.5, 2.6, 3-5 and 9-18) shall so survive after the effective date of termination of this Agreement.

18.8 Confidentiality. Each party acknowledges that it has in the past and may in the future receive Confidential Information belonging to, and disclosed to it, by the other party and/or its authorized representatives, and that all of the other party’s Confidential Information is material and confidential and greatly affects the goodwill and the effective and successful conduct of the other party and its business and operations, and that maintaining confidentiality of the other party’s Confidential Information is reasonably necessary to protect the legitimate business interests of the other party. Accordingly, each party hereby agrees to receive all such Confidential Information provided by the other party in strict confidence and that neither it nor any of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors) shall, at any time while this Agreement is in effect or thereafter, directly or indirectly, divulge, reveal or communicate any such Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any such Confidential Information for its own benefit or for the benefit of others. Each party shall disclose to and enforce the confidentiality provisions of this Agreement in writing with respect to all of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors), as applicable.

For purposes of this Agreement, “Confidential Information” means information relating to a party hereto and the Additive, the Patent Rights, the Know-How and other information with respect to the technology licensed hereunder, as well as a party’s assets, operations, clients, and past, present, and future businesses, including but not limited to drawings, manuals, reports, formulae, algorithms, processes, trade secrets, research products, inventions, technical data, specifications, designs, ideas, product plans, research and development efforts, personal and customer information, financial information, quotations, price lists, customer lists, business methods and marketing programs, all of which are proprietary with such party and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by such party as confidential.

The foregoing restrictions shall not apply to the extent that, with respect to either party, such information:

(i) is or becomes public knowledge (other than by breach of that restriction);

(ii) was obtained by the recipient party from a third party having the right to disclose it, without the obligation to keep such information confidential; or

(iii) is required to be provided by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission), legal process (including subpoena, civil investigative demand or similar process) or any regulatory authority; provided, that the recipient party shall promptly notify the disclosing party in writing so the disclosing party may seek a protective order and/or other motion to prevent or limit the production of such Information.

18.9 Quality Control. Sublicensee acknowledges that if the Additive can be used to produce Products of a commercially acceptable quality, then the Products made by or for Sublicensee must be of a consistent quality and standard, and that Sublicensee’s production and sale of the Products pursuant to this Agreement must be in a manner that does not have a detrimental impact on Sublicensor’s reputation or the goodwill associated with Sublicensor’s business and technologies. Sublicensee agrees that to the extent that the Additive is such that it can do so, it shall maintain a high standard of quality with respect to the Products manufactured and sold pursuant to this Agreement. The quality control requirements expressed above are subject to confirmation via testing that Products of a commercially consistent quality and standard are possible using the Additive, the Know-How and the other information licensed to Sublicensee under this Agreement

18.10 Negative Events. Sublicensee acknowledges that Sublicensor has an overriding interest in protecting the market and quality of the Products. Accordingly, if Sublicensee, at any time, has a reasonable basis to believe that any act or occurrence related to the Products presents or has presented any threat to public health or safety or otherwise are likely to draw negative attention from any governmental agency, consumer or environmental group, media or other organization or any individual (any of such occurrences being a “Negative Event”), Sublicensee will promptly notify Sublicensor of the facts giving rise to such belief or suspicion. In all such cases, (and subject to obligations of either party under applicable law, including, without limitation, its disclosure obligations under the Securities Exchange Act of 1934, as amended) Sublicensee will closely coordinate with Sublicensor with respect to any actions Sublicensee might take or permit and in respect to all public statements Sublicensee might make regarding the particular Negative Event, and shall, after consultation with Sublicensor, follow all reasonable advice and instructions of Sublicensor with respect thereto.

18.11 Insurance. Sublicensee shall provide to Sublicensor insurance certificates and other evidence of insurance benefits and coverage for general commercial liability including claims relating to its performance of this Agreement as well as product liability coverage, with coverage amounts reasonably satisfactory to Sublicensor, and shall maintain such insurance in effect while this Agreement is in effect and for a period of six (6) years thereafter. Sublicensee shall provide a copy of its insurance policies to Sublicensor promptly following a request therefor, shall cause Sublicensor to be added to such policy as an additional insured party and shall require that the insurer provide notification directly to Sublicensor in the event of any cancellation, termination, nonrenewal or denial of coverage.

18.12 Further Assurances. Each party agrees to execute and deliver such other and further documents and instruments as may be necessary to effectuate the intent and purposes of this Agreement upon request by the other party.

18.13 Construction; Counterparts. The headings used in this Agreement are for reference purposes only and shall not be considered a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

18.14  Force Majeure. Neither party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than the payment of money) by reason of any act of God, fire, natural disaster, accident, riot, terrorism, act of government, strike or labor dispute, shortage of materials or supplies, or any other cause beyond the reasonable control of such party, and which cannot be reasonably circumvented by such party, provided that the party invoking force majeure (a) gives the other party prompt notice of such cause, and (b) uses its commercially reasonable best efforts to correct promptly such failure or delay in performance. In the event of a force majeure event which prevents performance permanently or for more than twelve (12) months in duration, either party may terminate this Agreement without further obligation except with respect to those provisions that survive termination; provided, however, that if such force majeure event prevents Sublicensee from performing its obligations hereunder but does not prevent Sublicensor from performing its obligations hereunder, Sublicensor shall have the option to convert the license granted to Sublicensee under Section 2.2 above from exclusive to nonexclusive or terminate this Agreement, and if Sublicensor elects to terminate such exclusivity, this Agreement shall remain in effect but Sublicensee shall continue to be deemed not to be in default for failing to perform its obligations hereunder while prevented by such force majeure event.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

H2Diesel, Inc.

By: /s/ Lee Rosen
Lee Rosen, CEO and President

Xethanol Corporation

By: /s/ Christopher d’Arnaud-Taylor
Christopher d'Arnaud-Taylor, CEO

Annex A

The Territory

U.S. states of Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island, New York, Pennsylvania, Delaware, New Jersey, Virginia, West Virginia, North Carolina, South Carolina, Georgia, Florida, and other areas that may be added by written agreement of the parties.